Exhibit 99.1

MINERVA, Ohio, Dec. 10 (Consumers Bancorp Inc. ticker: CBKM:OB, exchange: OTCBB) News Release

Consumers Bancorp Inc. today announced that Mark S. Kelly has resigned as President of Consumers Bancorp Inc. and Consumers National Bank, effective November 30, 2003. Steven L. Muckley, who was appointed Chief Executive Officer of Consumers Bancorp Inc. and Consumers National Bank on August 11, 2003, assumed the additional duties of President effective December 1, 2003.

The Company’s earnings for the second quarter will be impacted by a one-time charge related to the resignation of Mr. Kelly. Consumers estimates that the after-tax expense to the Company under the severance agreement will be approximately $120 thousand.

The Board of Directors of Consumers Bancorp Inc. has declared a $.08 per share quarterly cash dividend payable December 23, 2003 to shareholders of record on December 22, 2003. The quarterly dividend represents a decrease of $.02 per share from the cash dividends paid during the quarter ended December 30, 2002. The primary reason for the decrease in the quarterly dividend is that approximately $3 million of real estate and commercial loans secured by real estate have been placed in non-accrual status.

Consumers provides a complete range of banking and other investment services to businesses and consumers through its core operations. Consumers Bancorp is a $182 million holding company with Consumers National Bank offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, and East Canton. Consumers wholly owned title agency, Community Title is located in Carrollton, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

Contact: Paula J. Meiler Chief Financial Officer
1-330-868-7701 ext 168